Exhibit 16


April 7, 2004




Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4 of the Foamex International Inc., Foamex L.P. and Foamex Capital Corporation (collectively the "Company") Form 8-K dated April 2, 2004, and have the following comments:

1.   We agree with the statements made in the first through fourth paragraphs.

2. We have no basis on which to agree or disagree with the statements made in the first, third and fifth sentences of the fifth paragraph. With respect to the second sentence of the fifth paragraph, we believe that the implementation of the new enterprise-wide information technology system began in 2002; we have no basis to agree or disagree with the other statements in that sentence. With respect to the fourth sentence of the fifth paragraph, we communicated to the Audit Committee in our report dated March 9, 2004 that inventory procedures, processes and systems, including both performance and review continued to be identified as a reportable condition at December 28, 2003.

3. We have no basis on which to agree or disagree with the statements made in the sixth paragraph.

Yours truly,



/s/ Deloitte & Touche LLP
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